February 8, 2006

Mr. Perry L. Nolen
President and chief Executive Officer
Xybernaut Corporation
5175 Parkstone Drive, Suite 130
Chantilly, VA 20151

Dear Mr. Nolen:

This agreement will serve as the contract between Xybernaut Corporation and Xybernaut Solutions, Inc. (together, “Xybernaut” or the “Company”) and SSG Capital Advisors, L.P. (“SSG”) regarding the retention of SSG as investment banker to Xybernaut (“Engagement Agreement”), in conjunction with the engagement of Technology Option Capital, LLC. SSG’s responsibilities hereunder involve providing investment banking services to the Company focusing on the sale (the “Sale”) of the Xybernaut operating business and assets, including, but not limited to, any and all intellectual property. SSG and the Company understand and agree that such sale may include a sale of multiple classes of intellectual property to multiple buyers.

A. SSG’s Role

1. Sale

Our role in connection with any Sale will include the following:

•	Work with the Company and its advisors to prepare an Offering Memorandum describing the Company, its operating assets, its intellectual property, its historical performance and prospects, including existing contracts, marketing and sales, labor force and management and anticipated financial results;

•	Assist Xybernaut in developing a list of suitable potential buyers who will be contacted on a discreet and confidential basis by SSG after approval by the Company;

•	Coordinate the execution of confidentiality agreements for potential buyers wishing to review the Offering Memorandum;

•	Assist Xybernaut in coordinating site visits for interested buyers and work with the management team to develop appropriate presentations for such visits;

•	Solicit and analyze competitive offers from potential buyers as authorized by the Company in each instance;

•	Advise and assist the Company in structuring the transactions and negotiating the transaction agreements; and

•	Otherwise assist the Company, its attorneys and accountants, as necessary, through closing of all transactions on a best efforts basis.

Both SSG and the Company acknowledge that the sale will be effectuated pursuant to Section 363 of the United States Bankruptcy Code or through a plan of reorganization in Xybernauts’s pending Chapter 11 bankruptcy proceeding in the U. S. Bankruptcy Court for the Eastern District of Virginia, Alexandria Division (the “Bankruptcy Court”), Case No. 05-12801 RGM.

In performing the service described above, Xybernaut agrees to furnish or cause to be furnished to SSG such information as SSG reasonably believes appropriate to the execution of its engagement hereunder (all such information so furnished being the “Information”). The Company will use its best efforts to ensure that all historic Information relating to the Company it furnishes to SSG shall be accurate, to the best of its knowledge, and that until the expiration of SSG’s engagement hereunder, it will advise SSG of the occurrence of any event or any other change known by it that results in the Information ceasing to be accurate in all material respects. The Company recognizes and confirms that SSG (a) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated hereby without having independently verified any of the same, (b) does not assume responsibility for accurateness or completeness of the Information and such other information and will not make any representation or warranty on behalf of the Company regarding the accurateness or completeness of the Information and (c) will not make an appraisal of any of the assets or liabilities of the Company.

B.	SSG’s Compensation

As compensation for providing the foregoing services, the Company shall pay to SSG the following subject to Bankruptcy Court approval:

1.	Initial Fee. An initial fee (the “Initial Fee”) equal to $25,000, due upon Bankruptcy Court approval of this Engagement Agreement by way of a Retention Order. One hundred (100%) percent of the Initial Fee received by SSG will be credited against the Sale Fee (as defined below in Section (2) owed to SSG).

2.	Sale Fee. If the Company closes on the Sale of all or a significant portion of its assets or securities, or any other extraordinary corporate transaction, whether by way of recapitalization, merger, reverse merger, consolidation, negotiated purchase or otherwise, or any combination of the aforementioned during the Engagement Term to any party, (the “Sale Transaction”), SSG shall be entitled to receive a sale fee (the “Sale Fee”) payable in cash, in federal funds via wire transfer or certified check, subject to Bankruptcy Court approval upon appropriate application, equal to 5.0% of the Total Consideration up to $10,000,000 and 10% of the Total Consideration in excess of $10,000,000. (By way of example, if the Company sells its assets in two separate transactions, each for $8,000,000, SSG would be entitled to receive $400,000 upon closing of the first Sale Transaction and an additional $700,000 upon closing of the second Sale Transaction.) To the extent the Company closes a sale transaction with Innofone.com, Inc. then the Sale Fee due to SSG shall be equal to 75% of the amount calculated as per the above formula. In no event shall the Sale Fee be less than $250,000.

3.	In addition to the foregoing fees, the Company shall reimburse SSG for all reasonable out-of-pocket expenses incurred by SSG in connection with its duties under this Engagement Agreement for the duration of this representation, subject to Bankruptcy Court approval.

C. Definitions

For the purpose of this Engagement Agreement:

Total Consideration shall mean the purchase price paid for the stock, assets or securities plus the assumption or payoff of indebtedness related to the business or assets sold, which includes secured, administrative, priority and/or unsecured claims (trade or other) and the assumption of any other obligations on balance sheet.

In the event that the consideration is paid in whole or in part in the form of securities of the acquiring entity, the value of such securities, for the purpose of calculating SSG’s fee, shall be the market value thereof as of the date of the purchase agreement. If such aggregate consideration may be increased by contingent payments such as an “earnout” or other monetary agreement in the transaction, the portion of SSG’s fee relating thereto shall be calculated and paid when and as such contingent payments or other monetary amounts are received.

D. Term of Engagement

This Engagement Agreement shall remain in force (the “Engagement Term”) for a period of six (6) months from the date of Bankruptcy Court approval of this Engagement Agreement and may thereafter be terminated by either party upon thirty (30) days prior written notice to the other; provided, however, that the Company or SSG may terminate this Engagement Agreement by written notice immediately upon the closing of a Sale Transaction of all the assets. Upon the termination of this Engagement Agreement, neither party shall have any further obligations to the other except that (i) termination of the Engagement Agreement shall not affect SSG’s right to indemnification under the Indemnification paragraph below, (ii) Xybernaut shall remain obligated to pay the Initial Fee or Sale Fee, subject to Bankruptcy Court approval, that became payable prior to the termination of the Engagement Agreement, and (iii) Xybernaut shall remain obligated to reimburse SSG for any expenses incurred through the date of the termination of the Engagement Agreement, subject to Bankruptcy Court approval.

E. Reporting Requirements

SSG shall provide the Company with weekly written reports of SSG’s efforts in obtaining a Sale, including, without limitation, any and all contacts made by SSG of potential purchasers and the results of such contacts. Such reports shall be provided to the Company and counsel to the Company, counsel to the Official Committee of Unsecured Creditors, counsel to the Official Committee of Equity Security Holders, and counsel to LC Capital Master Fund, Ltd. by the close of business on Friday of each week during the engagement. SSG further agrees, to the extent necessary, to make itself reasonably available for teleconferences to discuss its efforts and progress in obtaining a Sale.

F. Indemnification

The following provisions regarding indemnification, contribution and related matters have been agreed to by the Company and SSG.

1.	Except as provided in the last sentence of this paragraph and subject to Bankruptcy Court approval, the Company shall indemnify and hold harmless SSG, and its partners, officers, employees and affiliates (collectively, “Indemnitees”) from and against all losses, claims, judgments, liabilities, costs, damages and expenses, including reasonable attorneys’ fees (collectively “Claims”), that SSG may incur and which are based upon, or arise out of, any services that SSG provides to the Company as its agent and advisor in connection with the services that SSG provides, pursuant to this Engagement Agreement, except for any liability for losses, claims, damages or liabilities that is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted from the gross negligence or willful misconduct of SSG.

2.	Subject to Bankruptcy Court approval, the Company shall defend any Claim asserted against SSG through counsel reasonably satisfactory to SSG, which with SSG’s approval may be the Company’s counsel. Subject to Bankruptcy Court approval, the Company shall pay SSG’s fees and expenses, including counsel fees, as they are incurred in defending any such Claim, and SSG shall repay the Company for any costs and expenses advanced by the Company pursuant to the preceding sentence, in a case where it has been determined in a final judgment by a court of competent jurisdiction (not subject to further appeal) that the Claim resulted from the gross negligence or willful misconduct of SSG.

3.	So long as SSG is not in breach of the Engagement Agreement, SSG shall not have any liability to the Company or any other person in connection with the services performed by SSG pursuant to this Engagement Agreement (whether direct or indirect, in contract or tort or otherwise) except for any liability for losses, claims, damages or liabilities that is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted from the gross negligence or willful misconduct of SSG.

4.	Without the consent of SSG, which shall not be unreasonably withheld, the Company shall not settle or compromise, or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought from the Company by SSG or any other of the Indemnitees (whether SSG is any actual or potential party to the claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of SSG and all other Indemnitees from all liability arising out of the claim, action, suit or proceeding.

5.	The provisions hereof shall survive any termination or completion of the engagement set forth in this Engagement Agreement.

G. Confidentiality

SSG agrees to maintain the confidentiality of all information provided to it by the Company regarding the Company or a Sale Transaction, and shall not disclose any such information to any person other than employees of SSG without the prior consent of the Company. The obligations regarding confidential information received hereunder shall not apply to any such information which (a) is or becomes part of the public domain or is or becomes publicly available without breach hereof by SSG, (b) is lawfully acquired by SSG from a source not under any obligation to the Company regarding disclosure of such information and its release is expressly authorized by such source, (c) is disclosed to any third party by or with the permission of the Company without confidentiality restrictions or (d) is developed by or on behalf of SSG by individuals who have not received confidential information hereunder.

H. Miscellaneous

The Company agrees that SSG has the right, following the Transaction Closing, to place advertisements in financial and other newspapers and journals at its own expense describing its services to the Company hereunder.

This Agreement shall be governed by the laws of the State of Virginia and the Bankruptcy Court for the Eastern District of Virginia, Alexandria Division, shall have exclusive jurisdiction over any dispute hereunder.

Any amendment, modification or other changes to this Engagement Agreement must be in writing and signed by both parties to be enforceable.

Please indicate your acceptance of the foregoing by executing and returning the enclosed copy of this letter.

SSG CAPITAL ADVISORS, L.P.
By:	Chesen, DeMatteo, Karlson, Victor Securities Corporation, General Partner

By:	/s/ J. Scott Victor

J. Scott Victor
Managing Director

ACCEPTED:

XYBERNAUT CORPORATION

By:	/s/ Perry L. Nolen	March 10, 2006

	Perry L. Nolen President and Chief Executive Officer	Date

XYBERNAUT SOLUTIONS, INC.

By:	/s/ Edward Maddox	March 10, 2006

	Edward Maddox	Date